                                                                       EXHIBIT 8

                      Letterhead of Hughes & Luce, L.L.P.

                                 July 15, 1999



Wal-Mart Stores, Inc.
702 S.W. 8/th/ Street
Bentonville, Arkansas 72716

Ladies and Gentlemen:

        We have acted as special counsel to Wal-Mart Stores, Inc., a Delaware corporation (the "Company"), in connection with the Company's shelf registration of $10,000,000,000 principal amount of its debt securities (the "Securities") pursuant to a Registration Statement on Form S-3 (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on July 15, 1999 under the Securities Act of 1933, as amended (the "Act"). The Securities are to be issued pursuant to an indenture, dated as of April 1, 1991, that was supplemented by a supplemental indenture, dated as of September 9, 1992 (the indenture and supplemental indenture, collectively the "Indenture), between the Company and The First National Bank of Chicago, as trustee.

        In connection with that representation we have reviewed the discussion contained in the Registration Statement under the caption "U.S. Federal Income Tax Consequences to United States Aliens." We are of the opinion that such discussion fairly describes the material United States federal income tax consequences for United States Aliens (as defined in the Registration Statement) who are beneficial owners of the notes of the Company described in the prospectus supplement forming a part of the Registration Statement (the "Notes").

        This opinion is based on the law as in effect on the date of this opinion. That law is subject to change, possibly retroactively, and a change in law could materially affect the U.S. federal income tax consequences for beneficial owners of the Notes.

        This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having opined as to the United States federal income tax consequences for such beneficial owners under the caption "U.S. Federal Income Tax Consequences to United States Aliens" in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                            Very truly yours,


                                            /s/ Hughes & Luce, L.L.P.